News Release

Contact: Mike Majors 972-569-3239	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS
First Quarter 2018 Results

McKinney, TX, April 18, 2018—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2018, net income was $1.49 per diluted common share(1), compared with $1.11 per diluted common share for the year-ago quarter. Net operating income for the quarter was $1.47 per diluted common share(1), compared with $1.15 per diluted common share for the year-ago quarter.

HIGHLIGHTS:

•	Net income as an ROE(1) was 11.5%. Net operating income as an ROE excluding net unrealized gains on fixed maturities(1) was 14.6%.

•	Life underwriting margins increased over the year-ago quarter by 7% and health underwriting margins increased over the year-ago quarter by 9%.

•	Life premiums increased over the year-ago quarter by 9% at American Income and health premiums increased by 8% at Family Heritage.

•	Net health sales increased over the year-ago quarter by 11%.

•	Average producing agent counts increased over the year-ago quarter by 15% at Liberty National and 11% at Family Heritage.

•	1.0 million shares of common stock were repurchased during the quarter.

(1) Includes the impact of the change in the corporate income tax rate from 35% to 21% due to the recent tax reform. See further discussion of the tax reform on page 2.

FINANCIAL SUMMARY
Quarter End
(Dollar amounts in millions, except per share data)
(unaudited)
Net operating income, a non-GAAP(1) financial measure, has been used consistently by Torchmark’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.

	Per Share Quarter Ended			Quarter Ended
	March 31,			March 31,
	2018	2017	% Chg.	2018	2017	% Chg.
Insurance underwriting income(2)	$1.37	$1.23	11	$160.3	$148.6	8
Excess investment income(2)	0.53	0.49	8	61.9	59.3	4
Parent company expense	(0.02)	(0.02)		(2.3)	(2.2)
Income tax(3)	(0.37)	(0.56)	(34)	(42.8)	(67.1)	(36)
Stock compensation benefit (expense), net of tax	(0.04)	—		(5.0)	0.1
Net operating income	$1.47	$1.15	28	$172.2	$138.7	24

Reconciliation to net income (GAAP):
Reconciling items, net of tax:
Realized gains (losses) on investments	0.01	(0.01)		1.5	(1.5)
Part D adjustments—discontinued operations(4)	—	(0.03)		(0.1)	(3.6)
Net income(5)	$1.49	$1.11		$173.6	$133.5

Weighted average diluted shares outstanding (000)	116,750	120,430

(1) GAAP is defined as accounting principles generally accepted in the United States of America.
(2) Definitions included within this document.
(3) In 2017, new tax legislation revised the corporate income tax rate from 35% to 21% effective January 1, 2018. In the first quarter of FY 2018, income tax expense was calculated based on the 21% rate as compared with a 35% rate for the first quarter of FY 2017.
As of December 31, 2017, the Company recorded $877 million of tax benefits in net income as a result of re-measuring its deferred tax assets and liabilities using the lower corporate tax rate as of the date of enactment. Based on the analysis of the tax reform, the Company was able to determine that this amount is a reasonable estimate of the impact in accordance with SEC Staff Accounting Bulletin No. 118. However, the Company will continue to analyze relevant information to complete the accounting for income taxes which may result in an adjustment to tax expense in 2018. The accounting is expected to be complete when the 2017 U.S. corporate income tax returns are filed later in 2018. The Company did not make any adjustments to this estimate in Q1.
(4) The remaining Part D adjustments are administrative items related to the disposition of this business.
(5) A GAAP-basis consolidated statement of operations is included in the appendix of this report.

Note: Tables in this news release may not sum due to rounding.

FINANCIAL SUMMARY, CONT
Management vs. GAAP measures
(Dollar amounts in millions, except per share data)
(unaudited)
Shareholders' equity, excluding net unrealized gains on fixed maturities, and book value per share, excluding net unrealized gains on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates on the available-for-sale portfolio. Management views the business in this manner because the Company has the ability and generally, the intent, to hold investments to maturity and meaningful trends can more easily be identified without the fluctuations. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	March 31,
	2018(1)	2017
Net income as an ROE(2)	11.5%	11.5%
Net operating income as an ROE (excluding net unrealized gains on fixed maturities)	14.6%	14.2%

Shareholders' equity	$5,820	$4,745
Impact of adjustment to exclude net unrealized gains on fixed maturities	(1,067)	(820)
Shareholders' equity, excluding net unrealized gains on fixed maturities	$4,753	$3,925

Book value per share	$50.13	$39.61
Impact of adjustment to exclude net unrealized gains on fixed maturities	(9.19)	(6.84)
Book value per share, excluding net unrealized gains on fixed maturities	$40.94	$32.77
(1) Includes the effects of recent tax reform legislation.
(2) Calculated using average shareholders' equity for the measurement period.

CONTINUING INSURANCE OPERATIONS – comparing the first quarter 2018 with first quarter 2017:

Life insurance accounted for 72% of the Company’s insurance underwriting margin for the quarter and 70% of total premium revenue.

Health insurance accounted for 27% of Torchmark’s insurance underwriting margin for the quarter and 30% of total premium revenue.

Net sales of life insurance decreased 4%, while net health sales increased 11%.

INSURANCE PREMIUM REVENUE
(Dollar amounts in millions)
(unaudited)

	Quarter Ended		% Chg.
	March 31, 2018	March 31, 2017
Life insurance	$598.3	$575.8	4
Health insurance	251.8	244.8	3
Total	$850.1	$820.6	4

INSURANCE UNDERWRITING INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Insurance underwriting margin is management’s measure of profitability of its life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Financial Summary section above.

	Quarter Ended
	March 31, 2018	% of Premium	March 31, 2017	% of Premium	% Chg.
Insurance underwriting margins:
Life	$154.8	26	$144.1	25	7
Health	58.0	23	53.4	22	9
Annuity	2.6		2.6
	215.5		200.1		8
Other income	0.3		0.5
Administrative expenses	(55.5)		(51.9)		7
Insurance underwriting income	$160.3		$148.6		8
Per share	$1.37		$1.23		11

Insurance Results by Distribution Channel

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investors page at "Financial Reports."

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($97 million), on premium revenue of $285 million. Life premiums of $263 million were up 9% and life insurance underwriting margin of $85 million was up 12% from the year-ago quarter. As a percentage of life premium, life underwriting margin was 32%, the same as the year-ago quarter. The average producing agent count during the quarter was 6,780, up 1% from a year ago, but down 3% from the previous quarter. The producing agent count at the end of the first quarter was 6,947. Net life sales were $55 million, up 3%.

Globe Life Direct Response was Torchmark’s second leading contributor to total underwriting margin ($37 million), on premium revenue of $231 million. Life premiums of $212 million were up 1% and the life underwriting margin was $34 million, up 14% from the year-ago quarter. As a percentage of life premium, life underwriting margin was 16%, up from 14%. Net life sales were $32 million, down 17% from the year-ago quarter. Net health sales increased from $1.5 million to $1.6 million.

LNL Agency was Torchmark's third leading contributor to total underwriting margin ($28 million), on premium revenue of $119 million. Life premiums of $70 million were up 1% from the year-ago quarter, while life underwriting margin was $16 million, down 12%. As a percentage of life premium, life underwriting margin was 24%, down from 27%. Net life sales were $11 million, up 4%.

LNL Agency produced health underwriting margin of $12 million, on health premiums of $49 million. Health underwriting margin as a percentage of health premium was 24%, up from 23%. Net health sales were $5 million, up 11% from the year-ago quarter.

LNL Agency’s average producing agent count during the quarter was 2,087, up 15% over a year ago, and down 1% from the previous quarter. The producing agent count at the end of the first quarter was 2,224.

Family Heritage Agency was Torchmark’s leading contributor to health underwriting margin ($16 million) on health premiums of $66 million, which were 8% higher than the year-ago quarter. Health underwriting margin as a percentage of health premium was 23%, up from 21%. The average producing agent count during the quarter was 988, up 11% from a year-ago and down 4% from the previous quarter. The producing agent count at the end of the first quarter was 1,026. Net health sales were $13 million, up 1% from the year-ago quarter.

UA Independent Agency was Torchmark's second leading contributor to health underwriting margin ($15 million), on health premiums of $94 million. Health underwriting margin as a percentage of premium was 16%, the same as the year-ago quarter. Net health sales were $14 million, up 24%.

Administrative Expenses were $55 million, up 7% from the year-ago quarter. The ratio of administrative expenses to premium was in line with expectations at 6.5%, compared with 6.3% for the year-ago quarter.

Note: Net sales (health and life), a statistical performance measure, is calculated as the annualized premium issued, net of cancellations in the first 30 days after issue, except in the case of Globe Life Direct Response where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired.

INVESTMENTS

EXCESS INVESTMENT INCOME
(Dollar amounts in millions, except per share data)
(unaudited)
Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment as it takes into consideration our stock repurchase program.

	Quarter Ended
	March 31,
	2018	2017	% Chg.
Net investment income	$218.1	$208.3	5
Required interest:
Interest on net policy liabilities(1)	(134.5)	(128.3)	5
Interest on debt	(21.6)	(20.7)	4
Total required interest	(156.1)	(149.0)	5
Excess investment income	$61.9	$59.3	4
Per share	$0.53	$0.49	8
(1) Interest on net policy liabilities is a component of total policyholder benefits (a GAAP measure).

Net investment income increased 5%, while average invested assets increased 6%. The 5% increase in required interest on net policy liabilities was in line with a similar increase in average net policy liabilities. The weighted average discount rate for the net policy liabilities was 5.6% and in line with the year-ago quarter.

Investment Portfolio

The composition of the investment portfolio at March 31, 2018 is as follows:

	Invested Assets (Dollar amounts in millions) (unaudited)
	$	% of Total
Fixed maturities (at amortized cost)	$15,274	95%
Policy loans	532	3
Other long-term investments	161	1
Short-term investments	80	—
Total	$16,049	100%

Fixed maturities at amortized cost by asset class as of March 31, 2018 are as follows:

	Fixed Maturities (Dollar amounts in millions) (unaudited)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$12,488	$570	$13,058
Municipal	1,219	—	1,220
Redeemable preferred stock:
U.S.	285	60	345
Foreign	31	—	31
Government-sponsored enterprises	317	—	317
Government and agencies	97	—	97
Collateralized debt obligations	—	58	58
Residential mortgage-backed securities	1	—	1
Other asset-backed securities	147	—	147
Total	$14,586	$688	$15,274

The market value of Torchmark’s fixed maturity portfolio was $16.6 billion compared with amortized cost of $15.3 billion. Net unrealized gains were comprised of gross unrealized gains of $1.5 billion and gross unrealized losses of $152 million.

Torchmark is not a party to any derivatives contracts, including credit default swaps, and does not participate in securities lending.

At amortized cost, 95% of fixed maturities (96% at market value) were rated “investment grade.” The fixed maturity portfolio earned an annual effective yield of 5.58% during the first quarter of 2018, compared to 5.70% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $359 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	March 31,
	2018	2017
Average annual effective yield	4.5%	4.9%
Average rating	A	BBB+
Average life (in years) to:
Next call	14.8	22.2
Maturity	23.4	23.2

SHARE REPURCHASE:

During the quarter, the Company repurchased 1.0 million shares of Torchmark Corporation common stock at a total cost of $87 million for an average share price of $86.32.

LIQUIDITY/CAPITAL:

Torchmark's operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Capital at the insurance companies is sufficient to support operations.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2018:

Torchmark projects that net operating income per share will be in the range of $5.93 to $6.07 for the year ending December 31, 2018.

NON-GAAP MEASURES:

In this news release, Torchmark includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Torchmark's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information including various GAAP and non-GAAP measurements are located at www.torchmarkcorp.com on the Investors page under “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2017 on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its first quarter 2018 earnings release conference call with financial analysts at 11:00 am (Eastern) tomorrow, April 19, 2018. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports.”

For additional information contact:
Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3239
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com

APPENDIX

TORCHMARK CORPORATION
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in millions, except per share data)

	Three Months Ended March 31,
	2018	2017
Revenue:
Life premium	$598	$576
Health premium	252	245
Other premium	—	—
Total premium	850	821
Net investment income	218	208
Realized investment gains (losses)	2	(6)
Other income	—	—
Total revenue	1,070	1,024

Benefits and expenses:
Life policyholder benefits	401	391
Health policyholder benefits	161	158
Other policyholder benefits	9	9
Total policyholder benefits	570	558
Amortization of deferred acquisition costs	130	126
Commissions, premium taxes, and non-deferred acquisition costs	70	65
Other operating expense	67	62
Interest expense	22	21
Total benefits and expenses	858	832

Income before income taxes	213	192
Income taxes	(39)	(55)
Income from continuing operations	174	137

Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	(4)
Net income	$174	$134

Basic net income (loss) per common share:
Continuing operations	$1.52	$1.16
Discontinued operations	—	(0.03)
Total basic net income per common share	$1.52	$1.13

Diluted net income (loss) per common share:
Continuing operations	$1.49	$1.14
Discontinued operations	—	(0.03)
Total diluted net income per common share	$1.49	$1.11

Dividends declared per common share	$0.16	$0.15